EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

CHIEF FINANCIAL OFFICER W. DOUGLAS BENN TO RETIRE

FROM THE CHEESECAKE FACTORY INCORPORATED

Company Names Matthew Clark CFO to Succeed Benn

Calabasas Hills, Calif., — May 11, 2017 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced that Executive Vice President and Chief Financial Officer W. Douglas Benn will retire from the Company on July 7, 2017. He will be succeeded by Matthew Clark, who brings over 11 years of experience with the Company, most recently serving as Senior Vice President, Finance and Strategy.

“On behalf of our Board of Directors, management team and all of our staff, I want to thank Doug for his numerous contributions to The Cheesecake Factory,” said David Overton, Chairman and Chief Executive Officer. “He has built a strong finance infrastructure and team, contributed to our significant growth over the past eight years, and effectively communicated our story to our investors. Doug has been a valued leader, colleague and friend, and we wish him well.”

Overton continued, “Our finance organization will be in excellent hands under Matt Clark’s leadership.  Matt possesses a deep understanding of our business, as well as the broader restaurant industry, and is a well-respected leader across the Company. Matt has a track record of driving sound strategic decisions, rigorous financial management and continuous process improvement. This appointment is part of our Board’s long-term senior management succession planning efforts, and we are confident that we will experience a smooth transition as Matt takes over as Executive Vice President and Chief Financial Officer.”

Doug Benn, Chief Financial Officer, commented, “It has been an honor to help lead this great brand and work alongside people who are so passionate about serving others and upholding The Cheesecake Factory’s culture of excellence. Matt has been critical to The Cheesecake Factory’s strategy and success over the years so I am confident this will be a seamless transition. In turn, the time is right for me to pursue other interests, and I look forward to remaining active in the restaurant industry and beyond in my next chapter.”

As Senior Vice President, Finance and Strategy, Matt Clark has overseen the strategy, planning, treasury and risk management functions at The Cheesecake Factory. He also supported investor relations as well as corporate governance during his tenure, and most recently led the Company’s minority investment in two external, high-growth restaurant brands. Earlier in his career, he held a number of finance positions of increasing responsibility at Groupe Danone, Kinko’s and The Walt Disney Company. Clark received an M.B.A. from the University of Southern California and a B.A. in Economics and Mathematics from the University of California, Santa Cruz.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Doug Benn is a veteran of the restaurant industry having spent more than 25 years in management roles with restaurant companies. He joined The Cheesecake Factory as Chief Financial Officer in 2009 and helped grow the Company to over $2 billion in annual revenues while adjusted earnings per share more than tripled. Benn also contributed to the achievement of several milestones, including the Company’s international expansion and the initiation of the Company’s dividend. Prior to joining The Cheesecake Factory, he served as Executive Vice President and Chief Financial Officer of RARE Hospitality International, which owned LongHorn Steakhouse and The Capital Grille preceding that company’s sale to Darden Restaurants, Inc.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 208 full-service, casual dining restaurants throughout the U.S.A. and Puerto Rico, including 194 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the Rock Sugar Pan Asian Kitchen® mark. Internationally, 16 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2017, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the fourth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 15, 2017 ©2017 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to the Company’s ability to: deliver consistent and dependable comparable sales results over a sustained period of time; deliver increases in guest traffic; provide a differentiated experience to guests; outperform the casual dining industry and increase its market share; leverage sales increases and manage flow through; increase margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; increase shareholder value; profitably expand its concepts domestically and in Canada, and work with its licensees to expand its concept internationally; support the growth of North Italia and Flower Child restaurants; develop a fast casual concept; utilize its capital effectively and continue to repurchase its shares; and factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and spending; acceptance and success of The Cheesecake Factory in international markets; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates and potential changes in NAFTA and cross border taxation; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.